Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PETCO Animal Supplies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-84130 and 333-100397) on Form S-8 and (No. 333-112590) on Form S-3 of our reports dated May 25, 2005, with respect to the consolidated balance sheets of PETCO Animal Supplies, Inc. and subsidiaries as of January 31, 2004 and January 29, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended January 29, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of January 29, 2005 and the effectiveness of internal control over financial reporting as of January 29, 2005, which reports appear in the January 29, 2005 annual report on Form 10-K of PETCO Animal Supplies, Inc.

Our report dated May 25, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 29, 2005, expresses our opinion that PETCO Animal Supplies, Inc. did not maintain effective internal control over financial reporting as of January 29, 2005, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management identified a material weakness in internal control over financial reporting related to the Company’s accounting for distribution expenses.

Our report also refers to changes in the Company’s method of accounting for vendor consideration in 2003 and 2004, and method of accounting for gains and losses from the extinguishment of debt in 2003.

/s/ KPMG LLP

San Diego, California

June 24, 2005